QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 DEPOMED SHAREHOLDERS:
DO NOT SUPPORT HORIZON PHARMA'S $15.97 HOSTILE TAKEOVER OF DEPOMED(*)

Sign and Return the Enclosed Green and Gold Revocation Cards Today

September 30, 2015

Dear Depomed Shareholder,

Horizon Pharma has commenced a hostile all-stock exchange offer to acquire your Depomed shares for $15.97 per share.(*) To further their efforts, Horizon has commenced the process to call two special meetings, at which they will ask that you replace your entire Board of Directors with a slate of nominees hand-picked by Horizon.

We are writing to you to ensure you have the facts regarding Horizon's hostile takeover proposal. Depomed's Board of Directors is focused on maximizing value for all Depomed shareholders. In contrast, Horizon appears only interested in acquiring Depomed for the lowest possible price without adequately compensating Depomed shareholders.

WE STRONGLY BELIEVE HORIZON HAS OFFERED DEPOMED SHAREHOLDERS AN INADEQUATE PRICE

The Board strongly believes that Horizon's offer significantly undervalues Depomed and does not reflect the value of Depomed's future as a standalone business. In that regard, Horizon continues to disingenuously mischaracterize the value of its offer: Based on the closing price of Horizon stock on September 29, 2015, Horizon's all-stock exchange offer has a current value of only $15.97 per Depomed share, nowhere near the $33.00 a share that Horizon continues to disingenuously tout in its communications to you. In addition, the offer does not reflect the value Depomed would contribute to the combined company.

It is clear to us, and should be to you, that Horizon's continued use of false and misleading statements like the one above tells you everything you need to know about Horizon's objectives in this process, and the extent to which Horizon will go to put its own interests ahead of yours.

WE BELIEVE DEPOMED WILL CONTINUE TO DELIVER
TREMENDOUS VALUE TO SHAREHOLDERS(**)

  •
  Depomed's financial performance is strong:  Depomed announced record second quarter net product sales of $94.3 million, an increase of 234% compared to the second quarter of 2014 and exceeding analysts' expectations, increased its cash and cash equivalents by $55 million over the first quarter of 2015, and raised its financial guidance for 2015.

  •
  We strongly believe we have successfully executed our acquisition and commercialization strategy:  Most recently, in April 2015, we acquired the U.S. rights to the NUCYNTA franchise, which we believe has the potential to exceed $1 billion in annual net sales.(**) Net sales of NUCYNTA® for the second quarter of 2015, our first quarter selling the products, were $56.7 million. NUCYNTA and NUCYNTA ER are the only products approved by the Food and Drug Administration ("FDA") that contain tapentadol, the only new chemical entity approved in the Schedule II opioid drug class

(*)
Based on Horizon Pharma's closing stock price on September 29, 2015 and its proposed exchange ratio of 0.95 Horizon shares per Depomed share.
(**)
There can be no assurance that the anticipated results will be achieved.

    in the last 30 years. As another example, since launching our proprietary Gralise® product in the fourth quarter of 2011, we have grown quarterly net sales of Gralise to $20.9 million, an increase of approximately 38% compared to the second quarter of 2014. Gralise is the only FDA-approved once-daily formulation of gabapentin.

  •
  The NUCYNTA franchise is, in our view, a transformational value driver for Depomed that will significantly increase Depomed's EBITDA and cash flow in 2015 and beyond:  The NUCYNTA franchise, our flagship products in the multi-billion dollar pain market, was officially re-launched by Depomed in mid-June 2015. Depomed's commercialization strategy for the NUCYNTA franchise is focused on (i) significantly increased promotion and marketing efforts, (ii) revamped product positioning and messaging, (iii) optimized pricing and access, and (iv) educating physicians on proper dosing and titration of the products.

Depomed has a track record of consistently acting in the best interests of its shareholders and the Board remains confident in the Company's ability to create significantly more value than Horizon's offer. The Depomed Board urges you to sign and return the enclosed GREEN and GOLD Revocation card today.

Thank you for your continued support.

Sincerely,

James A. Schoeneck Chief Executive Officer	Peter D. Staple Chairman

Your Revocation Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to revoke your consent to call a special meeting, or need additional assistance, please contact the firm assisting us in the solicitation:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 800-5186
Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any White or Blue Meeting Proxy sent to you by Horizon Pharma

Forward-Looking Statements & Other Legal Information
The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed's prospects as a standalone business, Depomed's business strategy, expectations regarding Depomed's future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company's Securities and Exchange Commission ("SEC") filings, including the company's Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company's plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Our solicitation of revocations in the GREEN and GOLD cards allows Depomed shareholders to take action only with respect to the revocation of consents to the calling and holding of the proposed special meetings. Any action that you may take pursuant to such solicitation will not have a direct impact on the Horizon exchange offer, will not directly limit your ability to participate with respect to the exchange offer and will not constitute an affirmative vote for or against the exchange offer.

QuickLinks

DEPOMED SHAREHOLDERS: DO NOT SUPPORT HORIZON PHARMA'S $15.97 HOSTILE TAKEOVER OF DEPOMED (*)
Sign and Return the Enclosed Green and Gold Revocation Cards Today
WE STRONGLY BELIEVE HORIZON HAS OFFERED DEPOMED SHAREHOLDERS AN INADEQUATE PRICE
WE BELIEVE DEPOMED WILL CONTINUE TO DELIVER TREMENDOUS VALUE TO SHAREHOLDERS (**)